                                                                  Exhibit (d)(6)

                          SUBSCRIPTION AGENT AGREEMENT

This Subscription Agent Agreement (the "Agreement") is made as of January , 1999 between Prospect Street High Income Portfolio Inc. (the "Fund"), a Maryland Corporation, and State Street Bank and Trust Company, a Massachusetts Trust Company, as subscription agent (the "Agent").

WHEREAS, the Fund proposes to make a subscription offer by issuing certificates or other evidences of subscription rights, in the form designated by the Fund ("Subscription Certificates") to shareholders of record ("Record Date Shareholders") of its Common Stock as of a record date specified by the Fund (the "Record Date"), pursuant to which each Record Date Shareholder will have certain transferable rights (the "Rights") to subscribe for shares of the Fund's Common Stock, par value $0.03 (the "Common Stock"), as described in and upon such terms as are set forth in the prospectus (the "Prospectus") included in the Form N-2 Registration Statement filed by the Fund with the Securities and Exchange Commission on December 18, 1998, as amended by any amendment filed with respect thereto (the "Registration Statement"); and

WHEREAS, the Fund wishes the Agent to perform certain acts on behalf of the Fund and the Agent is willing to so act, in connection with the distribution of the Subscription Certificates and the issuance and exercise or transfer of the Rights, all upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements set forth herein, the parties agree as follows:

1. Pursuant to the resolutions of its Board of Directors, the Fund hereby appoints and authorizes the Agent to act on its behalf in accordance with the provisions hereof, and the Agent hereby accepts such appointment and agrees to so act.

2. (a) Each Subscription Certificate shall evidence the Rights of the Record Date Shareholder therein named to purchase Common Stock upon the terms and conditions therein and herein set forth.

      (b) Upon the written advice of the Fund signed by its Senior Vice President, Treasurer, Secretary or Assistant Secretary, as to the Record Date, the Agent shall, from a list of Record Date Shareholders prepare Subscription Certificates in the names of the Record Date Shareholders, setting forth the number of Rights to subscribe for shares of Common Stock, calculated on the basis of one right for each share recorded on the Fund's books in the name of each such Record Date Shareholder as of the Record Date. Each Subscription Certificate shall be dated as of the Record Date. Upon the written advice, signed as aforesaid, as to the effective date of the Registration Statement, the Agent shall as promptly as practicable deliver the Subscription Certificates, together with a copy of the Prospectus, to all Record Date Shareholders.

3. (a) Each Subscription Certificate shall be irrevocable and fully transferable. The Agent shall maintain a register of Subscription Certificates and the holders of record thereof (each of whom shall be deemed a "Holder" hereunder for purposes of determining the rights of holders of Subscription Certificates). Each Subscription Certificate shall, subject to the provisions thereof, entitle the Holder in whose name it is recorded to the following:

          (1) The right (the "Basic Subscription Right") to purchase a number of shares of Common Stock equal to one share of Common Stock for every three Rights held: provided, however, that Record Date Shareholders issued fewer than three Rights are entitled to purchase one share of Common Stock; and provided further, that no fractional shares of Common Stock shall be issued; and

          (2) With respect to Record Date Shareholders, the right (the "Oversubscription Right") to purchase from the Fund additional shares of Common Stock, subject to the availability of such shares and to allotment of such shares as may be available among Record Date Shareholders who exercise Oversubscription Rights on the basis specified in the Prospectus; provided, however, that a Record Date Shareholder who has not exercised his Basic Subscription Rights with respect to the full number of shares that such Record Date Shareholder is entitled to purchase by virtue of his Basic Subscription Rights as of the Expiration Date, if any, shall not be entitled to any Oversubscription Rights.

      (b) A Holder may exercise his Basic Subscription Rights and, a Record Date Shareholder may exercise his Oversubscription Rights by delivery to the Agent at its corporate office located at EquiServe, 150 Royall Street, Canton, MA 02021 (the "Corporate Office") specified in the Prospectus of (i) the Subscription Certificate with respect thereto, duly executed by such Holder in accordance with and as provided by the terms and conditions of the Subscription Certificate, together with
          (ii) the purchase price of each share of Common Stock subscribed for by exercise of such Rights as set forth in the Prospectus (the "Subscription Price"), in United States dollars in cash, by check, or bank draft drawn on a bank in the continental United States or by postal, telegraphic, or express money order, in each case payable to the order of the Fund.

      (c) Rights may be exercised at any time after the date of issuance of the Subscription Certificates with respect thereto but no later than 5:00 P.M. New York City Time on the expiration date (the "Expiration Date") as specified in the Prospectus. For the purpose of determining the time of the exercise of any Rights, delivery of any material to the Agent shall be deemed to occur when such materials are received at the Corporate Office.

      (d) Notwithstanding the provisions of Section 3(b) and 3(c) regarding delivery of an executed Subscription Certificate to the Agent prior to 5:00 P.M. New York City Time on the Expiration Date, if prior to such time the Agent receives notice of guaranteed delivery by telegram or otherwise from a bank, trust company or a New York Stock Exchange member guaranteeing delivery of (i) full payment for shares purchased and subscribed for by virtue of a Holder's Rights, and (ii) a properly completed and executed Subscription Certificate, then such exercise of Basic Subscription Rights and Oversubscription Rights shall be regarded as timely, subject, however, to receipt of the duly executed Subscription Certificate and full payment for the Common Stock by the Agent within three business days after the Expiration Date.

      (e) Within eight business days following the Expiration Date (the "Confirmation Date"), the Agent shall send a confirmation to each Holder (or, if shares of Common Stock on the Record Date are held by Cede & Co. or any other depository or nominee, to Cede & Co. or such other depository or nominee), showing (i) the number of shares acquired pursuant to the Basic Subscription Rights, (ii) the number of shares, if any, acquired pursuant to the Oversubscription Rights,
          (iii) the per share and total purchase price for the shares, (iv) any amount payable to the Record Date Shareholder pursuant to Section 9, and (v) any excess to be refunded by the Fund to such Record Date Shareholder, in each case based on the Subscription Price. Any excess payment to be refunded by the Fund to a Record Date Shareholder, shall be mailed by the Agent to the Record Date Shareholder as promptly as possible after the Expiration Date, as provided in Section 7 below.

4. If, after allocation of shares of Common Stock to persons exercising Basic Subscription Rights, there remain unexercised Rights, then the Agent shall allot the shares issuable upon exercise of such unexercised Rights (the "Excess Shares") to Record Date Shareholders exercising Oversubscription Rights, in the amounts of such oversubscriptions. If there are insufficient shares of Common Stock to fill such oversubscriptions, the Excess Shares will be allocated pro rata among Record Date Shareholders being prorated, based on the number of shares of Common Stock such Record Date Shareholders subscribed for in the Primary Subscription relative to the aggregate number of shares of Common Stock subscribed for in the Primary Subscription by all such Record Date Shareholders then being prorated. The Agent shall advise the Fund immediately upon the completion of the allocation set forth above as to the total number of shares subscribed and distributable.

5. The Rights are transferable until the Expiration Date, and the Rights and the shares of Common Stock will be listed for trading on the New York Stock Exchange. Reference is made to the Prospectus for a complete description of the sale of the Rights.

6. (a) The Agent, will deliver (i) certificates representing those shares purchased pursuant to exercise of Basic Subscription Rights as soon as practicable after the corresponding Rights have been validly exercised and full payment for such shares has been received and cleared; (ii) certificates representing those shares purchased pursuant to the exercise of Oversubscription Rights as soon as practicable after the Expiration Date and after all allocations have been effected; (iii) in the case of each Record Date Shareholder who subscribed, pursuant to the exercise of Oversubscription Rights, for a greater number of shares than was allotted to such Record Date Shareholder under Section 4, as soon as possible after the Expiration Date, a refund (and interest on such) in the amount of the difference between the purchase price delivered for the shares subscribed for pursuant to the exercise of such Oversubscription Rights and the purchase price of the shares so allotted under Section 4 (an "Excess Payment"); (iv) in the case of Record Date Shareholders who are participants in the dividend reinvestment and cash purchase plan, as soon as possible after the Expiration Date, account statements reflecting a credit of uncertificated shares pursuant to their exercise of Basic Subscription Rights and Oversubscription Rights unless such Record Date Shareholders have elected to receive certificates.

7. (a) All proceeds received by the Agent from Holders in respect of the exercise of rights shall be held by the Agent, on behalf of the Fund in a segregated, interest-bearing account (the "Account") (the interest of which shall be paid to the Fund) pending disbursement in the manner described in Section 7(b) below.

      (b) The Agent shall deliver all proceeds received in respect of the exercise of the Rights (including interest earned thereon) to the Fund as promptly as practicable, after the Expiration Date. Proceeds held in respect of Excess Payments shall be refunded to Record Date Shareholders entitled to such a refund as promptly as possible after the Expiration Date.

8. The Agent shall promptly advise the Fund as to the date of delivery of Common Stock hereunder and shall supply the Fund with a certified list of Record Date Shareholders.

9. The Agent shall account promptly to the Fund with respect to Rights exercised and concurrently account for all monies received and returned by the Agent with respect to the purchase of shares of Common Stock upon the exercise of Rights.

10. In the event the Agent does not receive, within three business days after the Expiration Date, any amount due from a Holder, as specified in Section 3(e), then it shall take such action with respect to such Holder's Basic Subscription Rights or Oversubscription Rights as may be instructed in writing by the Fund, including without limitation (i) applying any payment actually received by it toward the purchase of the greatest whole number of shares of Common Stock which could be acquired with such payment and,
      (ii) allocating the shares subject to such Basic Subscription Rights or Oversubscription Rights to one or more other Record Date Shareholders.

11. No Subscription Certificate shall entitle a Holder to vote or receive dividends or be deemed the holder of shares of Common Stock for any purpose, nor shall anything contained in any Subscription Certificate be construed to confer upon any Holder any of the rights of a shareholder of the Fund or any right to vote, give or withhold consent to any action by the Fund (whether upon any recapitalization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings of other action affecting shareholders, or receive dividends or otherwise, until the Rights evidenced thereby shall have been exercised and the shares of Common Stock purchasable upon the exercise thereof shall have become deliverable as provided in this Agreement and in the Prospectus.

12. If any Subscription Certificate is lost, stolen, mutilated, or destroyed the Agent may, on such terms which will indemnify the Fund as the Agent may in its discretion impose (which shall, in the case of a Subscription Certificate include the surrender thereof), issue a new Subscription Certificate of like denomination in substitution for the Subscription Certificate so lost, stolen or mutilated or destroyed.

13. (a) The Fund covenants that all shares of Common Stock issued on exercise of Rights set forth in the Subscription Certificates will be validly issued, fully paid, nonassessable and free of preemptive rights.

      (b) The Fund shall furnish to the Agent written notice to the effect that a registration statement under the Securities Act of 1933, as amended (the "Act"), is then in effect with respect to its shares of Common Stock issuable upon exercise of the Rights set forth in the Subscription Certificates. Upon written advice to the Agent that the Securities and Exchange Commission shall have issued or threatened to have issued any order preventing or suspending the use of the Prospectus, or if for any reason it shall be necessary to amend or supplement the Prospectus in order to comply with the Act, the Agent shall cease acting hereunder until receipt of written instructions from the Fund and such assurances as it may reasonably request that it may comply with such instruction without violations of the Act.

14. Any corporation into which the Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Agent shall be a party, or any corporation succeeding to the corporate trust business of the Agent, shall be the successor to the Agent hereunder without the execution or filing of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Agent. In case at the time such successor to the Agent shall succeed to the agency created by this Agreement, any of the Subscription Certificates shall have been countersigned but not delivered, any such successor to the Agent may adopt the countersignature of the original Agent and deliver such Subscription Certificates so countersigned, and in case at that time the Subscription Certificates shall not have been countersigned, any successor to the Agent may countersign such Subscription Certificates either in the name of the predecessor Agent or in the name of the successor Agent, and in all such cases such Subscription Certificates shall have the full force provided in the Subscription Certificates and in this Agreement.

15. The Fund agrees to pay to the Agent such reasonable compensation for all services rendered by it hereunder as set forth in Schedule A hereto.

16. The Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions:

      (a) Whenever in the performance of its duties under this Agreement the Agent shall deem it necessary or desirable that any fact or matter be proved or established, prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof is herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chairman of the Board or President or a Vice President or the Secretary or Assistant Secretary or the Treasurer of the Fund delivered to the Agent, and such certificate shall be full authorization to the Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

      (b) The Agent shall not be responsible for and the Fund shall indemnify and hold the Agent harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to all actions of the Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct. The Fund shall not be liable for indemnification under this Section 14 unless the Agent shall have notified the Fund in writing of the commencement of any litigation or proceeding in respect of which indemnity may be sought under this
          Section 14. With respect to claims in such litigation or proceedings for which indemnity may be sought, the Fund shall be entitled to participate in any such litigation or proceeding and the Fund shall be entitled to assume the defense of such litigation or proceeding with counsel of its own expense in respect of that portion of the litigation for which the Fund may be subject to an indemnification obligation. If the Fund is not permitted to participate or control such litigation or proceeding under applicable law or by a ruling of a court of competent jurisdiction or otherwise, the Agent shall reasonably prosecute such litigation or proceeding. In no event shall the Agent consent to the entry of any judgment or enter into any settlement in any such litigation or proceeding (including any threatened litigation or proceeding) without providing the Fund with adequate notice of any such settlement or judgment, and without the Fund's prior written consent. The Agent shall submit written evidence to the Fund with respect to any cost or expense for which the Agent is seeking indemnification in any such form and detail as the Fund may reasonably request.

      (c) The Agent shall be liable hereunder only for its own negligence or willful misconduct.

      (d) Nothing herein shall preclude the Agent from acting in any other capacity for the Fund or for any other legal entity.

      (e) The Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any officer or assistant officer of the Fund and to apply to any such officer of the Fund for advice or instructions in connection with its duties, and subject to the other requirements set forth above, shall be indemnified and not be liable for any action taken or suffered by it in good faith, without negligence or willful misconduct, in accordance with instructions of any officer or assistant officer.

      (f) The Agent shall be indemnified and shall incur no liability for or in respect of any action taken, suffered, or omitted by it in reasonable reliance upon any Subscription Certificate or certificate for Common Stock, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement or other paper or document that it reasonably believes to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper person or persons.

      (g) Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any consequential damages arising out of any reasonable act or failure to act hereunder.

17. The Agent may, without the consent or concurrence of the Holders in whose names Subscription Certificates are registered, by supplemental agreement or otherwise, concur with the Fund in making any changes or corrections in a Subscription Certificate that it shall have been advised by counsel (who may be counsel for the Fund) is appropriate to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake or manifest error therein or herein contained, and which shall not be inconsistent with the provisions of the Subscription Certificate except insofar as any such change may confer additional rights upon the Holders.

18. a. Except as provided in subsection (c) below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

      b. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

      c. The Agent may, without further consent on the part of the Fund subcontract for the performance hereof with (i) EquiServe Limited Partnership, a Delaware Limited Partnership, which is duly registered as a transfer agent pursuant to Section 17(c)(2) of the Securities Exchange Act of 1934, or (ii) the current third party vendor utilized by EquiServe; provided, however, that the Agent shall be as fully responsible to the Fund for the acts and omissions of any subcontractor as it is for its own acts and omissions.

19. All the covenants and provisions of this Agreement by or for the benefit of the Fund or the Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

20. The validity, interpretation and performance of this Agreement shall be governed by the laws of the State of New York without regard to the principles of conflicts of law.
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STATE STREET BANK AND TRUST                         PROSPECT STREET HIGH INCOME
COMPANY                                             PORTFOLIO INC.


By:                                                 By:
   ------------------------                            ----------------------
Name:                                               Name:  Karen J. Thelen
Title: Vice President                               Title:  Secretary

                                                                      Schedule A


                                 BANKBOSTON N.A.

                                  FEE SCHEDULE

                                    to serve

                   PROSPECT STREET High Income Portfolio, Inc.

                                       as

                               Subscription Agent

This Fee Schedule sets forth the fees for the services to be performed under the Exchange Agent Agreement between BankBoston N.A. and Prospect Street High Income Portfolio, Inc. dated _________.

A.  FEES FOR SERVICES

    For the services set forth in the Exchange Agency Agreement dated _______. Prospect Street High Income Portfolio, Inc. will be charged as follows:

--------------------------------------------------------------------------------
    $10,000.000       Project Management Fee*

    $      2.00       Per subscription form issued and mailed
    $      9.00       Per subscription processed registered and beneficial
    $     12.50       Per defective subscription form received and processed
    $     15.00       Per Notice of Guaranteed Delivery received
    $      1.75       Per refund check issued and mailed
    $      4.50       Per invoice mailed
    $      2.25       Subsequent cash management
    $      2.75       Per sale of right
    $      2.00       Per broker split certificate issued
    $     15.00       Per withdrawal of subscription certificate, if applicable
    $  1,000.00       New York window fee upon expiration
    $  3,000.00       Per offer extension
--------------------------------------------------------------------------------

Excludes out-of-pocket expenses as described in Section B, "Items Not Covered"

B.  ITEMS NOT COVERED

    o Services not specified in the Exchange Agency Agreement dated ______, including any services associated with new duties, legislation or regulatory fiat which become effective after the date of the Exchange Agency Agreement (these will be provided on an appraisal basis)

    o All out-of-pocket expenses such as telephone line charges, overprinting, certificates, checks, postage, stationery, wire transfers, and excess material disposal (these will be billed as incurred)

    o Reasonable legal review fees if referred to outside counsel; provided that BankBoston N.A. shall notify Prospect Street High Income Portfolio, Inc. in writing of its intention to use outside counsel

    o Overtime charges assessed in the event of late delivery of material for mailings unless the target mail date is rescheduled

C.  LIMITATIONS

    o Schedule based upon document review and information known at this time about the transaction

    o Significant changes made in the terms or requirements of this transaction could require modifications to this Schedule

    o   Schedule based upon approximately 2,750 shareholders of record.

    o   Material to be mailed to shareholders must be received no less than five
        (5) business days prior to the start of the mailing project

D.  PAYMENT FOR SERVICES

    It is agreed that an invoice for the Project Management Fee will be rendered and payable on the effective date of the transaction. An invoice for any out-of-pockets and per item fees realized will be rendered and payable on a monthly basis, except for postage expenses in excess of $5,000. Funds for such mailing expenses must be received one (1) business day prior to the scheduled mailing date.

    In witness whereof, the parties hereto have caused this Fee Schedule to be executed by their respective officers, hereunto duly agreed and authorized, as of the effective date of this Fee Schedule.

    STATE STREET BANK AND                PROSPECT STREET High Income
    TRUST COMPANY                        Portfolio, Inc.

    By: /s/ John J. Regan                By:
           ---------------------                -----------------------
            John J. Regan

    Title:  Vice President               Title:
           ---------------------                -----------------------

    Date:     1/19/99                    Date:
           ---------------------                -----------------------